UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

ARVINMERITOR, INC.
(Exact name of registrant as specified in its charter)

                      Indiana                            1-15983                                      38-3354643

       (State or other jurisdiction      (Commission                                (IRS Employer

              of incorporation)                     File No.)                              Identification No.)

2135 West Maple Road

Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On September 15, 2008, ArvinMeritor, Inc. (“ArvinMeritor”), amended and restated its existing accounts receivable securitization arrangement to extend its maturity to September 14, 2009. Under the amended and restated arrangement, as under the existing arrangement, ArvinMeritor Receivables Corporation (“ARC”), a subsidiary of ArvinMeritor, will purchase eligible accounts receivable from certain other ArvinMeritor subsidiaries (the “Originators”) and will make borrowings under a loan agreement with one or more lenders. ARC’s borrowings are secured by an interest in the purchased receivables, and ARC will use the proceeds of the borrowings to fund purchases of receivables from the Originators.

In connection with this arrangement, ARC entered into an Amended and Restated Loan Agreement dated September 15, 2008 with ArvinMeritor (as Initial Collection Agent), the Lenders from time to time party thereto and SunTrust Robinson Humphrey, Inc., as Administrative Agent (the “Loan Agreement”), providing for borrowings by ARC in an aggregate principal amount outstanding at any one time of not to exceed $175 million, secured by an interest in eligible accounts receivable of the Originators that have been sold to ARC pursuant to the Second Amended and Restated Purchase and Sale Agreement dated as of September 19, 2005, as amended, including by the Eighth Amendment, dated as of September 15, 2008 (the “Purchase Agreement Amendment”) among ARC and the Originators.

The obligations of ARC under the Loan Agreement can be accelerated in the event of: (i) a change of control of ArvinMeritor; (ii) the acceleration of other material debt of ArvinMeritor, (iii) ArvinMeritor exceeding a senior secured debt ratio (as defined in ArvinMeritor’s credit agreement) of 2.5 to 1 through March 31, 2009 and 2.0 to 1 thereafter, (iv) ArvinMeritor exceeding capital expenditures of $210 million per year; or (v) other customary events of default (such as failure to make payments under the Loan Agreement), all as further described in the Loan Agreement. The Loan Agreement and the Purchase Agreement Amendment are filed as Exhibits 10a and 10b to this Form 8-K and incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in item 1.01 is hereby incorporated by reference into this item 2.03.

Item 8.01. Other Events

Lehman Commercial Paper Inc. (“Lehmann CPI”) is one of the lenders participating in ArvinMeritor’s $700 million revolving credit facility.  Lehman CPI’s commitment under the revolving credit facility is $43 million.  On September 15, 2008, it was reported that Lehman Brothers Holdings Inc. (“Lehman”), which is the ultimate parent of Lehman CPI, filed for protection under Chapter 11 of the U.S. Bankruptcy Code, although reportedly Lehman’s subsidiaries were not included in the filing.  The impact of the bankruptcy filing of Lehman on Lehman CPI’s commitments, if any, is still in flux.  However, ArvinMeritor does not believe that the impact of the bankruptcy, which could range from $0 - $43 million in reduced availability under the revolving credit facility, is material to ArvinMeritor's overall liquidity position. ArvinMeritor has no other economic exposures to Lehman or its affiliates.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

10a – Amended and Restated Loan Agreement dated as of September 15, 2008 by and among ArvinMeritor, Inc., ArvinMeritor Receivables Corporation, the Lenders from time to time party thereto and SunTrust Robinson Humphrey, Inc., as Administrative Agent

10b – Eighth Amendment, dated as of September 15, 2008, to Second Amended and Restated Purchase and Sale Agreement, dated as of September 19, 2005, among ArvinMeritor Receivables Corporation and the Originators named therein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARVINMERITOR, INC.

By: /s/ Vernon G. Baker, II
                     Vernon G. Baker, II

                                                                     Senior Vice President and General Counsel

Date: September 17, 2008

     EXHIBIT INDEX

Exhibit No.     Description

10a 10b

10a – Amended and Restated Loan Agreement dated as of September 15, 2008 by and among ArvinMeritor, Inc., ArvinMeritor Receivables Corporation, the Lenders from time to time party thereto and SunTrust Robinson Humphrey, Inc., as Administrative Agent

Eighth Amendment, dated as of September 15, 2008, to Second Amended and Restated Purchase and Sale Agreement, dated as of September 19, 2005, among ArvinMeritor Receivables Corporation and the Originators named therein.